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                                                                     EXHIBIT 4.2


                                 AMENDMENT No. 5
                                       TO
                                RIGHTS AGREEMENT

     THIS AMENDMENT No. 5 TO RIGHTS AGREEMENT (the "Amendment"), dated as of July 24, 2002, is between divine, inc., a Delaware corporation formerly known as divine interVentures, inc. (the "Company"), and Computershare Investor Services, LLC, a Delaware limited liability company (the "Rights Agent").

                                    RECITALS

          A. The Company and the Rights Agent are parties to a Rights Agreement dated as of February 12, 2001, as amended by Amendment No. 1 dated as of July 8, 2001; Amendment No. 2 dated as of August, 15, 2001; Amendment No. 3 dated as of May 29, 2002; and Amendment No. 4 dated as of July 16, 2002 (as amended, the "Rights Agreement");

          B. Pursuant to Section 27 of the Rights Agreement, the Company and the Rights Agent may supplement or amend the Rights Agreement from time to time in accordance with the provisions of Section 27 thereof;

          C. The Company has entered into a Second Amended and Restated Securities Purchase Agreement dated July 24, 2002 (the "Second Amended and Restated Securities Purchase Agreement"), pursuant to which the Company will issue shares of its Series B-1 Convertible Preferred Stock (the "Series B-1 Preferred Stock") to certain persons identified therein as "Buyers" (including, but not limited to, Oak Investment Partners X, Limited Partnership; Oak X Affiliates Fund, Limited Partnership; Oak Investment Partners IX, Limited Partnership; Oak IX Affiliates Fund, Limited Partnership; and Oak IX Affiliates Fund-A, Limited Partnership);

          D. The Board of Directors of the Company has determined that the issuance and sale of its Series B-1 Preferred Stock and the other transactions contemplated by the Second Amended and Restated Securities Purchase Agreement are fair to and in the best interests of the Company and its stockholders; and

          E. The Board of Directors of the Company has determined that it is desirable to amend the Rights Agreement in connection with the transactions contemplated by the Second Amended and Restated Securities Purchase Agreement.


                                   AGREEMENTS

          Accordingly, the parties agree as follows:

          1. AMENDMENT OF SECTION 1(A). The definition of "Acquiring Person" in
Section 1(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

     (a) "ACQUIRING PERSON" shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of 15% or more of the shares of Common Stock then outstanding, but shall not include (i) the Company, (ii) any Subsidiary of the Company, (iii) any employee benefit plan of the Company, or of any Subsidiary of the Company, or any Person or entity organized, appointed or established by the Company for or pursuant to the

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terms of any such plan, (iv) any Person who becomes the Beneficial Owner of fifteen percent (15%) or more of the shares of Common Stock then outstanding as a result of a reduction in the number of shares of Common Stock outstanding due to the repurchase of shares of Common Stock by the Company unless and until such Person, after becoming aware that such Person has become the Beneficial Owner of fifteen percent (15%) or more of the then outstanding shares of Common Stock, acquires beneficial ownership of additional shares of Common Stock representing one percent (1%) or more of the shares of Common Stock then outstanding, (v) any Person who is or becomes a party to that certain Securities Purchase Agreement, dated on or about May 28, 2002, (the "Original Securities Purchase Agreement"), by and among the Company and the Persons identified therein as "Buyers" (including, but not limited to, Oak Investment Partners X, Limited Partnership; Oak X Affiliates Fund, Limited Partnership; Oak Investment Partners IX, Limited Partnership; Oak IX Affiliates Fund, Limited Partnership; Oak IX Affiliates Fund-A, Limited Partnership; and their Affiliates or Associates (collectively, the "Oak Group")), and/or any subsequent amendment to or restatement of the Original Securities Purchase Agreement, including the Amended and Restated Securities Purchase Agreement dated as of July 16, 2002 by and among the Company and the Persons identified therein as "Buyers" (including, but not limited to, the Oak Group), and the Second Amended and Restated Securities Purchase Agreement, dated July 24, 2002, by and among the Company and the Persons identified therein as "Buyers" (including, but not limited to, the Oak Group), but only to the extent such Person would become an Acquiring Person due to the Beneficial Ownership of Common Stock issued or issuable upon conversion or exercise of Series B Convertible Preferred Stock, Series B-1 Convertible Preferred Stock, or any other securities issued pursuant to the Original Securities Purchase Agreement and/or any amendment thereto or restatement thereof, respectively, or (vi) any Person which beneficially owns 10% or more of the shares of Common Stock outstanding on February 12, 2001, unless and until such time as such Person together with its Affiliates and Associates, directly or indirectly, becomes the Beneficial Owner of 20% or more of the shares of Common Stock then outstanding, in which event such Person shall immediately become an Acquiring Person.

          2. EFFECTIVENESS. This Amendment shall be deemed effective as of July 24, 2002, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

          3. MISCELLANEOUS. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts to be made and performed entirely within the State of Delaware. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any term, provision, covenant, or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the day and year first above written.

                                       DIVINE, INC.


                                       By  /s/ Michael P. Cullinane
                                           -----------------------------------
                                           Name:   Michael P. Cullinane
                                           Title:  Executive Vice President,
                                                   Chief Financial Officer,
                                                   and Treasurer


                                       COMPUTERSHARE INVESTOR SERVICES, LLC


                                       By  /s/ Tod Shafer
                                           -----------------------------------
                                           Name:   Tod Shafer
                                           Title:  Relationship Manager

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